EXHIBIT 10.5

ACQUISITION AND DEVELOPMENT AGREEMENT

This ACQUISITION AND DEVELOPMENT AGREEMENT, dated as of March 8, 2022 (the “Effective Date”), is by and between Saur Minerals, LLC, a Louisiana limited liability company, with offices at 411 S. St. Pierre Street, Broussard, LA 70518 (“Seller”) and Lafayette Energy Corp., a Delaware corporation, with offices at 2140 South DuPont Highway, Camden, DE 19934 (“Buyer”, together with Seller, the “Parties”, and each individually, a “Party”).

Recitals:

WHEREAS, contemporaneously with the execution hereof, the Parties are also entering into, among others, that certain Letter Agreement Re Transfer of Assets and Related Matters (the “Purchase Agreement”), Assignment, Bill of Sale, and Conveyance (the “Assignment”) and Seismic License Agreement (the “Seismic License Agreement”), each dated as of the Effective Date;

WHEREAS, Buyer is engaged in the business of purchasing and developing oil, gas and mineral interests, and oil, gas and mineral leasehold interests (collectively, the “Oil and Gas Interests”) and geological, geophysical, torsion balance, seismic, magnetometer or electrical information, and related technical data, information, or records (including any interpretation or analysis thereof) related to Oil and Gas Interests (the “Seismic Data”, and together with the Oil and Gas Interests, the “Interests”) in St. Landry Parish, Louisiana (the “Development Area”);

WHEREAS, Seller is engaged in the business of identifying and acquiring Interests for resale, including such Interests in the Development Area; and

WHEREAS, the Parties have agreed that Seller will seek and pursue opportunities to acquire certain Interests for the benefit of Buyer and will offer such Interests for purchase to Buyer under the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Agreement:

1. Development Area; Exclusivity. Once Seller has been notified by Buyer that Buyer has actually obtained third party debt and/or equity in accordance with Section 12 (Post-Closing Financing) of the Purchase Agreement or portions thereof, sufficient to make payment under Section5(d) below, shall exert its best efforts and exercise good faith, reasonable judgment in acquiring Interests, exclusively for the benefit of Buyer, and in acquiring such Interests, in accordance with, and subject to the terms of, this Agreement only expending or incurring costs up to and not to exceed the amount specified by Buyer as available. During the Term hereof, except with respect to this Agreement and the transactions contemplated hereby (including, for clarity, the initial acquisition of the Interests by Seller, the Reconveyances of Interests from Seller to Buyer and the Seismic Operations by Seller), each Party shall not (and shall cause their respective Affiliates not to) (A) initiate, solicit or seek any inquiries or the making or implementation of any propose or offer (including any propose or offer to its members or stockholders) with respect to (i) identifying and acquiring Interests from landowners within the Development Area, (ii) conveying, assigning or otherwise transferring any acquired Interests to others, or (iii) conducting any seismic operations with respect such Interests (collectively, the “Proposed Transaction”), (B) engage, or participate in any substantive discussion or negotiations regarding the Proposed Transaction or any transaction similar to, or in complete or substantially complete substitution of the Proposed transaction, or (C) otherwise knowingly provide any related confidential or data in connection with the foregoing matters, in each case of (A), (B) and (C), with any person.

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2. Authorization Summary.The initial Authorization Summary for prospective Interests in the Development Area is hereby designated by Buyer as follows (“Authorization Summary”): (i) the maximum delay rental price per net mineral acre is One hundred and No/100ths ($100.00), unless Buyer approves in writing a higher delay rental prior to leasing, (ii) the maximum price to extend the primary term per net mineral acre is an additional Seventy-five and No/100 ($75.00) Dollars, (iii) the maximum production payment for sulphur, payable when marketed, is One Dollar ($1.00) for each ton of 2240 pounds, (iii) the maximum lease signing bonus per net mineral acre is One Hundred Dollars ($100.00), unless Buyer approves in writing a higher delay rental prior to leasing, (iv) the maximum acre of leasehold interests that Buyer is willing to pay for within the Development Area, subject to the limitations and conditions set forth herein, is Fifty Nine Thousand Four Hundred (59,400) net mineral acres (which, for clarity, is exclusive of any acreage transferred from Seller to Buyer under the purchase Agreement), (v) the maximum acquisition price, inclusive of all third party costs and expenses of Buyer associated therewith, that Buyer is willing to pay for all such Interests within the Development Area, subject to the limitations and conditions set forth herein, is the lower of (x) the aggregate amount of third party financing that Buyer actually obtained pursuant to Section 12 (Post-Closing Financing) of the Purchase Agreement, and (y) the One Million Six Hundred Twenty Thousand Dollars ($1,620,000) in the aggregate, and (vi) the maximum royalty interest a lessor can reserve is thirty percent (30%). As used in this Section2(a), a “net mineral acre” is defined as a full one acre of mineral interest.

3. Qualifying Interests. Seller will, and will cause its Affiliates (as defined below) and their respective representatives and agents (collectively, the “Seller Parties”) to, fully comply with this Section3 for all opportunities identified by any Seller Parties to purchase, directly or indirectly, any Interests within the Development Area during the Term of this Agreement. As used herein, “Affiliate” means any entity or individual that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the entity or individual specified. The term “control” means the power to direct or cause the direction of the management or policies of such entity or individual, whether through the ownership of voting securities, by contract, agency or otherwise. For clarity, Seller and Buyer shall not be Affiliates of each other for purposes of this Agreement.

(a) Notices of Interests. Within two (2) business days after a Seller Party becomes aware of an opportunity to acquire Interests within the Development Area, Seller shall deliver written notice to Buyer (a “Notice of Interests”), which shall include a description of such Interests, identify the owner of such Interests (the “Lessor”), and set forth the price for which such Interests are offered for sale and any other information relating to such Interests that is reasonably available to a Seller Party or otherwise requested by Buyer, including the amount of the aggregate third party, out-of-pocket costs and expenses of Seller, without any markup, associated with acquisition of such Interests, including any payments to the lessor under the applicable Subject Lease, landman fees, brokerage fees, recording fees, abstracting, title examinations fees, in each case, that are reasonably estimated to be incurred and paid by Seller prior to such Reconveyance (which, for clarity, does not include any costs and expenses that will be incurred by Buyer after the applicable Reconveyance or any costs or expenses or other Liabilities in connection with any Seismic Operations) (such costs and expenses, the “Interests Acquisition Third Party Expenses”) estimated by Seller in good faith, together with a breakdown of such aggregate amount (such estimated amount, the “Estimated Third Party Expenses Amount”).

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(b) Qualifying Interests. If the identified Interests are offered for sale at or below all of the maximum price terms and otherwise comply with the requirements set forth in the Authorization Summary (such Interests, “Qualifying Interests”), then Seller will enter into a Seismic Permit and Option for Oil and Gas and Mineral Lease, substantially in the form attached hereto at Annex I, directly with the applicable landowner(s) (each, a “Subject Lease”) to acquire such Qualifying Interests, and Buyer will thereafter acquire such Qualifying Interests from Seller in accordance with the terms of this Agreement. Buyer agrees to advance to Seller an amount equal to the Estimated Third Party Expenses Amount for any Qualifying Interests, net of any remaining portion(s) of any amount previously advanced and paid by Buyer to Seller under Section 3(a) but was not expended by Seller in connection with such prior acquisition(s), within five (5) business days of receipt of a Notice of Interests.

(c) Non-Qualifying Interests. If the identified Interests are offered at a price that exceeds any of the maximum price terms or otherwise fails to comply with the requirements set forth in the Authorization Summary (such Interests, “Non-Qualifying Interests”), then within ten (10) business days following its receipt of Notice of Interests for such Non-Qualifying Interests, Buyer will have the sole option to elect to acquire such Non-Qualifying Interests by delivering a written notice thereof to Seller. If Buyer elects to acquire such Non-Qualifying Interests, then such Non-Qualifying Interests shall be treated as Qualifying Interests for purposes hereof (and Buyer agrees to advance to Seller an amount equal to the Estimated Third Party Expenses Amount for such Non-Qualifying Interests that Buyer elects to acquire within five (5) business days of any such election). If Buyer fails respond within such ten (10) business day period, Buyer shall be deemed to have elected not to acquire such Non-Qualifying Interests. If Buyer elects or is deemed to have elected not to acquire such Non-Qualifying Interests, Seller may not proceed with or otherwise consummate the transactions with the applicable landowner during the Term hereof.

4. Standard of Performance; Diligence.

(a) Seller represents, warrants and covenants to Buyer that, during the Term hereof, (i) Seller will act and perform as a reasonable and prudent operator, (ii) all services, operations, work and reports provided by Seller in connection with the transactions contemplated hereunder will be performed by qualified personnel in a professional and workmanlike manner in accordance with the customary oil and gas industry standard, and (iii) all services and obligations specified herein will be performed promptly in a professional manner in accordance with the Code of Ethics and Standards of Practice of the American Association of Professional Landmen (latest version), the terms and conditions of this Agreement, and applicable law.

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(b) Seller will conduct a thorough title and diligence review of the Interests to be acquired and promptly share the results of such review with Buyer. Such review includes, but is not limited to, obtaining and examining all available reasonably necessary title records in the office of the applicable parish clerks and court clerks, all title documents, title opinions or reports available covering the Interests to establish ownership for a reasonable period of time (but in any event, no less than the prior eleven (11) years).

5. Reconveyance of the Interests.

(a) Promptly following Seller’s acquisition of any Qualifying Interests, Seller agrees to sell, assign, convey and transfer to Buyer, and Buyer agrees to assume and accept, Seller’s right, title, and interest in and to the underlying Subject Leases(s), consisting of oil, gas and mineral leases, the seismic permits and options for oil, gas and mineral leases, the exclusive geophysical permits and rights of first refusal, the exclusive geophysical permits, the geophysical permits and all other oil and gas interests in each case, in accordance and subject with the terms and conditions hereof (such interests, the “Reconveyed Interests”, and each transaction, a “Reconveyance”).

(b) Buyer’s obligation to consummate any Reconveyance of any Reconveyed Interests from Seller is expressly subject to the following: (i) Seller shall deliver to Buyer evidence of a recorded or recordable, fully executed Subject Lease conveying the relevant Qualifying Interests from the applicable lessor to Seller, and (ii) Buyer actually obtaining such third party financing pursuant to Section 12 (Post-Closing Financing) of the Purchase Agreement, or portions thereof, to make such payment under Section5(d) with respect such Reconveyance.

(c) To effectuate any such Reconveyance, the Parties shall enter into an Assignment, Bill of Sale, and Conveyance substantially in the form of the Assignment (each, a “Subject Lease Assignment”), which shall (i) contain a special warranty of title whereby Seller shall warrant Defensible Title (as such term is defined in the Purchase Agreement, and as can be disclosed by an eleven (11) year review of the public records as described in Section4(b) above, and except that the net mineral acres and the corresponding net royalty interests represented as being delivered by Seller, in each case, shall be those as set forth in the Subject Lease Assignment), (ii) be effective as of such date that is immediately subsequent to the original effective date of the underlying Subject Lease if such Subject Lease Assignment covers only the Subject Lease, or the latest effective date of all applicable Subject Leases, if such Subject Lease Assignment covers multiple Subject Leases, and (iii) provide Seller with an overriding royalty interest, with respect to each Subject Lease that is covered by such Subject Lease Assignment, in a percentage equal to (x) the positive difference between the royalty interest of the lessor set forth in the Subject Lease and twenty-five percent (25%), if lessor reserves royalty interest of no more than twenty-five percent (25%), and (y) two percent (2%), if lessor reserves a royalty equal to or greater than twenty-five percent (25%).

(d) Promptly after Seller’s acquisition of any Qualifying Interest, Buyer shall pay to Seller, within fourteen (14) days upon receipt of the invoice from Seller, for the Interests Acquisition Third Party Expenses actually incurred and paid by Seller in connection with such Qualifying Interests, net of any amount previously advanced and paid by Buyer to Seller under Section 3(a) in connection with such Qualifying Interests, subject to and in accordance with the terms of this Agreement.

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(e) Concurrently with the execution of any Subject Lease Assignment, Annex I (Seismic Data) to the Seismic License Agreement shall be deemed automatically amended to include any Seismic Data to be developed, produced, processed or acquired by or on behalf of Seller under the Subject Lease(s) covered by such Subject Lease Assignment, in accordance with Section 1(c) of the Seismic License Agreement.

(f) Promptly following the execution of any Subject Lease and any Subject Lease Assignment, Seller shall record or cause to be recorded the Subject Lease (or where applicable, any memorandum or extract thereof) and the Assignment, in each parish in which the underlying Interests are located.

6. Seismic Operations. With respect to any seismic operations permitted and contemplated under the Subject Leases covered by any Subject Lease Assignment (the “Seismic Operations”), the Parties hereby agree as follows: (i) during the Term hereof, Seller shall provide Buyer will all services related to or otherwise necessary for the Seismic Operations, through itself or its contractors or consultants, in accordance with the standard of performance set forth in Section4(a), at Buyer’s sole cost and expense (including any payment to lessor exercise or extend the term of seismic operations under the Subject Leases), and (ii) Seller will own any and all Seismic Data developed, produced, processed or acquired by Seller during or otherwise in connection with such Seismic Operations, and grant to Buyer a perpetual, non-exclusive, royalty-free, non-terminable license and right to use such Seismic Data in accordance with and subject to the terms and conditions in the Seismic License Agreement and Section5(e) hereof.

7. Audit. Seller and Buyer shall keep and maintain for at least three (3) years following each Reconveyance hereunder accurate and detailed records of all activities relating to the Reconveyed Interests conveyed pursuant to such Reconveyance and Seller’s acquisition of the relevant Interests from the applicable lessor. Upon prior written notice from Buyer, Seller shall provide Buyer (or its third party auditor or representative), access, at all reasonable times during business hours, to all of Seller’s personnel, books, records, correspondence, instructions, plans, drawings, receipts vouchers, financial accounts, computer files, and memoranda of every kind (other than those items protected by attorney-client privilege) pertaining to the performance of Seller’s obligations set forth in this Agreement, including copies of all agreements and conveyance instruments that have been or will be entered into in connection with Seller’s acquisition of the Interests from the applicable lessor, all associated wire transfer confirmations, check stubs, settlement statements, and other documents evidencing Seller’s payment therefor. Buyer shall have the right to reproduce any of these documents at Buyer’s cost.

8. Term. This Agreement shall be effective as of the Effective Date and continue in full force and effect until five (5) years after the Effective Date (the “Initial Term”). Upon the expiration of the Initial Term, Buyer shall have the right, at its sole discretion, to extend the Initial Term for three additional periods of one (1) year each (each, an “Extension Term”, and together with the Initial Term, the “Term”), by providing the extension notice to Seller at least ninety (90) days prior to the end of the Initial Term or any Extension Term. Any termination or expiration of this Agreement shall not affect or waive any accrued obligations, including the obligation to notify and provide Buyer an opportunity to acquire any Interests discovered by Seller within the Development Area prior to such termination or expiration.

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9. Indemnification. Seller agrees to and shall defend, indemnify and hold harmless Buyer, its Affiliates, and its and their respective officers, managers, partners, stockholders, members, directors, employees, agents and representatives (“Indemnified Party”) from and against any and all claims, obligations, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, costs and expenses, including court fees, reasonable attorneys’ fees, and other expenses incurred in connection therewith (collectively, “Liabilities”) arising from, based upon, related to or associated with: (a) any failure by Seller to perform any covenant or agreement of Seller set forth herein or any Subject Lease Assignment; (b) the gross negligence or willful acts or omissions of Seller, (c) any breach by Seller of any representation, warranty, or covenant in this Agreement, or of the Special Warranty set forth herein and in any Subject Lease Assignment, and (d) any Seismic Operations, including any payment to lessor to exercise or extend the term of seismic operations under the Subject Leases. Each Party reserves to itself all rights, setoffs, counter claims, credits and other defenses it is or may be entitled to arising from this Agreement. This Section9 shall survive the termination or expiration of this Agreement for the applicable statutes of limitations.

10. Confidentiality.

(a) Except as otherwise provided in this Section10, each Party agrees that it shall maintain all terms and conditions of this Agreement (including specifically, the terms of the Authorization Summary), and all information disclosed to it by the other Party or obtained by it in the performance of this Agreement and relating to such other Party’s business (collectively, “Confidential Information”) in strictest confidence, and that it shall not cause or permit disclosure of this Agreement or its existence or any provisions contained herein without the express written consent of the disclosing Party.The provisions of this Section10 shall survive any expiration or termination of this Agreement for a period of one (1) year.

(b) Notwithstanding Section10(a), disclosures of any Confidential Information may be made by any Party: (i) to the extent necessary for such Party to enforce its rights hereunder against the other Party; (ii) to the extent to which a Party is required to disclose all or part of this Agreement by a statute or by the order or rule of a governmental authority exercising jurisdiction over the subject matter hereof, by order, by regulations or by other compulsory process; (iii) to the extent required by the applicable regulations of a securities or commodities exchange; (iv) to its own and its Affiliates’ directors, officers, employees, agents and representatives, on an as-needed basis for such Party to perform its obligations hereunder, (v) to financial advisors, attorneys and banks; or (vi) to any current or prospective investors, lenders, or financing sources of Buyer as contemplated by Section 12 (Post-Closing Financing) of the Purchase Agreement; provided that, in each case of (v) and (vi), such persons are subject to a confidentiality undertaking consistent with this Section10). Each Party shall be responsible and liable for any breach of the confidentiality commitments of this Section10 by its Affiliates, designees and representatives.

11. Notices. Unless otherwise provided herein, any notice (including any Notice of Interests), request, invoice, statement or demand which any Party desires to serve upon the other regarding this Agreement shall be made in writing and shall be considered as delivered (i) when hand delivered, (ii) when delivery is confirmed by pre-paid delivery service (such as FedEx, UPS or DHL), (iii) if mailed by United States certified mail, postage prepaid, three business days after mailing or (iv) when actually received, if sent via email; provided that if sent by email after normal business hours, receipt shall be deemed to be the next business day. Any notice shall be given to the other Party or Parties at the following address(es), or to such other address as any Party shall designate by written notice to the others:

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If to Seller:

Saur Minerals, LLC

P.O. Box 61926

Lafayette, LA 70596

Attention: Louis E. “Eddie” Bernard, Jr.

Email: XXXXXXXXXXXXX

If to Buyer:

Lafayette Energy Corp.

2140 South DuPont Highway

Camden, DE 19934

Attention: Michael Lyman Peterson

Email: XXXXXXXXXXXXX

12. Miscellaneous.

(a) Governing Law; Jurisdiction; Venue; Jury Waiver. THIS AGREEMENT, SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION, EXCEPT FOR REAL PROPERTY MATTER WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION WHERE THE AFFECTED ASSET OR INTEREST IS LOCATED. BOTH PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN HARRIS COUNTY, TEXAS OR THE STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR TRANSACTION DOCUMENTS. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT SHALL BE EXCLUSIVELY LITIGATED IN SUCH COURTS DESCRIBED ABOVE HAVING SITUS IN HOUSTON, TEXAS AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT.

(b) Waiver of Consequential Damages. NOTWITHSTANDING ANY PROVISION HEREIN, IN NO EVENT SHALL A PARTY BE LIABLE HEREUNDER AT ANY TIME FOR ANY EXEMPLARY DAMAGES OF THE OTHER PARTY (OR, WHERE APPLICABLE, ANY OF ITS INDEMNIFIED PARTIES), WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, AND EACH PARTY (ON BEHALF OF ITSELF AND WHERE APPLICABLE, ITS INDEMNIFIED PARTIES) HEREBY EXPRESSLY RELEASES EACH OTHER PARTY THEREFROM.

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(c) Independent Contractor. Seller (together with all of its personnel) shall be and hereby is acting as an independent contractor in its capacity hereunder at all times during the Term of this Agreement. Neither Party shall be deemed, for any purpose whatsoever, to be an agent, servant, employee or representative of the other Party. Seller shall serve in an advisory capacity only and shall have no right or power to bind Buyer to any contracts or agreements with third parties or otherwise without specific written authority from Buyer. This Agreement shall not create nor is it intended to create a partnership, joint venture or similar relationship. Seller does not have authority to execute contracts or conveyances for or on behalf of Buyer.

(d) Enforceability. If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, then (i) such provision shall be deemed inoperative to the extent it is deemed void or unenforceable, (ii) the Parties agree to enter into such amendments to this Agreement in order to give effect, to the greatest extent legally possible, to the provision that is determined to be void or unenforceable and (iii) the other provisions of this Agreement in all other respects shall remain in full force and effect and binding and enforceable to the maximum extent permitted by applicable law; provided, that if a material term under this Agreement is so modified, the Parties will, timely and in good faith, negotiate to revise and amend this Agreement in a manner which preserves, as closely as possible, each Party’s business and economic objectives as expressed by this Agreement prior to such modification.

(e) Amendment. No modification, amendment or other change of this Agreement shall be binding on the Parties, unless it is made in writing and executed by an authorized officer of Seller and Buyer.

(f) Waiver; Remedy. Any waiver shall be valid only if set forth in an instrument in writing signed by the Party against whom such waiver is to be effective nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Notwithstanding anything to the contrary provided for herein, if Buyer fails to timely make any (or any portion of) the payments provided for in this Agreement, Buyer shall be entitled to cure such failure by satisfying its payment obligation within ten (10) business days of such failure

(g) Specific Performance. Either Party shall be entitled to seek enforcement of its rights under this Agreement specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law.

(h) Assignment. This Agreement shall bind and inure to the benefit of Buyer and Seller, and their respective successors and permitted assigns. This Agreement shall not assignable by Seller, without prior written consent of Buyer.

(i) Further Assurances. Each Party shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

(j) Counterparts. This Agreement may be executed in counterparts and may be delivered by facsimile or electronic transmission via a portable document file (.pdf), each of which will function as a single instrument and be deemed to be an original.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement, effective on the Effective Date.

Seller:

SAUR MINERALS, LLC

By:	/s/ Louis E. Bernard, Jr.
Name:	Louis E. Bernard, Jr.
Title:	Managing Member

Signature Page to the Acquisition and Development Agreement

Buyer:

LAFAYETTE ENERGY CORP.

By:	/s/ Michael L. Peterson
Name:	Michael L. Peterson
Title:	Chief Executive Officer/Director

Signature Page to the Acquisition and Development Agreement

Annex I

to the Acquisition and Development Agreement

Form of Seismic Permit and Option for Oil and Gas and Mineral Lease

(attached.)